UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2011
LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 840-4100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 23, 2011, Linn Energy, LLC (the “Company”) entered into an Equity Distribution Agreement (the “Distribution Agreement”) with Citigroup Global Markets Inc. (“Citi”), as sales agent, pursuant to which the Company may issue and sell units representing limited liability company interests in the Company (the “Units”) having an aggregate offering price of up to $500 million from time to time. Sales of the Units, if any, made under the Distribution Agreement will be made by means of ordinary brokers’ transactions, in block transactions, or as otherwise agreed upon by Citi and the Company. The Units have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3ASR (Registration No. 333-162357) of the Company, as supplemented by the Prospectus Supplement dated August 23, 2011 relating to the Units, filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 424(b) of the Securities Act on August 23, 2011.
     The Distribution Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and Citi have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company expects to use the net proceeds from any sale of the Units for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt. An affiliate of Citi is a lender under the Company’s revolving credit facility and may receive a portion of any proceeds from the offering used for the repayment of debt.
     The summary of the Distribution Agreement set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference. Legal opinions relating to the Units are included as Exhibits 5.1 and 8.1 hereto.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
1.1	Equity Distribution Agreement, dated August 23, 2011, between Linn Energy, LLC and Citigroup Global Markets Inc.

5.1	Opinion of Baker Botts L.L.P. regarding the legality of the Units.

8.1	Opinion of Baker Botts L.L.P. regarding tax matters.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: August 23, 2011	By:	/s/ Charlene A. Ripley Charlene A. Ripley
Senior Vice President, General Counsel
and Corporate Secretary